EXHIBIT 21

                         TEXAS REGIONAL BANCSHARES, INC.

                              List of Subsidiaries

                               March 10, 1998


                                 JURISDICTION OF        PERCENTAGE
                                 INCORPORATION/         OF VOTING
NAME                             ORGANIZATION           SECURITIES OWNED
-----                            ---------------        ----------------

Texas Regional Delaware, Inc.    Delaware               100%
Domicile: Wilmington, DE


Texas State Bank                 Texas                  100%
Domicile: McAllen, TX


TSB Securities, Inc.             Texas                  100%
Domicile: McAllen, TX

TSB Properties, Inc.             Texas                  100%
Domicile:  McAllen, TX